Exhibit 99.1

FORWARD REPORTS FISCAL 2023 SECOND QUARTER RESULTS

Hauppauge, NY – May 12, 2023 – Forward Industries, Inc. (NASDAQ:FORD), a global design, manufacturing, sourcing and distribution group, today announced financial results for its second quarter ended March 31, 2023.

Second Quarter Fiscal Year 2023 Financial Highlights

•	Revenues were $10.7 million, an increase of 3.9% from $10.3 million for the second quarter of fiscal year 2022.

•	Gross margin declined to 14.2% compared to 21.8% for the second quarter of fiscal year 2022.

•	Operating loss was $0.8 million compared to $0.3 million for the second quarter of fiscal year 2022.

•	Basic and diluted loss per share was $0.09 compared to $0.04 for the second quarter of fiscal year 2022.

•	Cash balance of $2.4 million at March 31, 2023 as compared to $2.6 million at September 30, 2022.

Terry Wise, Chief Executive Officer of Forward Industries, stated “During the quarter, whilst the positive momentum within our design division was sustained, the group continued to be adversely impacted by the poor performance within retail and OEM divisions. These complex legacy and logistical challenges are being actively addressed. Upon resolution of these challenges, I am hopeful that these efforts will be reflected in a positive performance for the entire group.”

The tables below are derived from the Company’s consolidated financial statements included in its Form 10-Q filed on May 12, 2023 with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarters ended March 31, 2023 and 2022. Please also refer to the Company’s Form 10-K for a discussion of risk factors applicable to the Company and its business.

Cautionary Note Regarding Forward-Looking Statements (Brian to review based on quote)

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding our optimism for improved performance in fiscal year 2023 and hopeful that our efforts will be reflected in a positive performance for the entire group. Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include the inability to expand our customer base, loss of additional customers, pricing pressures, lack of success of our sales people, failure to develop products at a profit, failure to commercialize products that we develop, continued supply chain issues, inability of our design division’s customers to pay for our services, unanticipated issues with our affiliated sourcing agent, issues at Chinese factories that we source our products as a result of the pandemic or otherwise, and failure to obtain acceptance of our products. No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2022 for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

1

About Forward Industries

Forward is a global design, manufacturing, sourcing and distribution group serving top tier medical and technology customers worldwide. Through its acquisitions of Intelligent Product Solutions, Inc. and Kablooe Design, Inc., the Company has expanded its ability to design and develop solutions for its existing multinational client base and expand beyond the diabetic product line into a variety of industries with a full spectrum of hardware and software product design and engineering services. In addition to our existing design and distribution of carry and protective solutions, primarily for handheld electronic devices, we are now a one-stop shop for design development and manufacturing solutions serving a wide range of clients in the industrial, commercial, medical and consumer industries.

For more information, contact:

Anthony Camarda, CFO, Forward Industries, Inc.

(631) 547-3041, acamarda@forwardindustries.com

2

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2023	2022
	(Unaudited)
Assets

Current assets:
Cash	$2,355,713	$2,575,522
Accounts receivable, net	8,184,823	7,542,666
Inventories, net	2,920,982	3,801,030
Prepaid expenses and other current assets	511,020	417,605

Total current assets	13,972,538	14,336,823

Property and equipment, net	261,211	241,146
Intangible assets, net	999,522	1,105,901
Goodwill	1,758,682	1,758,682
Operating lease right of use assets, net	3,227,103	3,427,726
Other assets	68,737	68,737

Total assets	$20,287,793	$20,939,015

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$408,838	$268,160
Due to Forward China	8,977,441	7,713,880
Deferred income	166,395	438,878
Current portion of earnout consideration	–	25,000
Current portion of operating lease liability	396,652	377,940
Accrued expenses and other current liabilities	957,613	1,153,906
Total current liabilities	10,906,939	9,977,764

Other liabilities:
Note payable to Forward China	1,300,000	1,400,000
Operating lease liability, less current portion	3,046,856	3,249,824
Earnout consideration, less current portion	30,000	45,000
Total other liabilities	4,376,856	4,694,824

Total liabilities	15,283,795	14,672,588

Commitments and contingencies

Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized;10,061,185 shares issued and outstanding at March 31, 2023 and September 30, 2022	100,612	100,612
Additional paid-in capital	20,154,505	20,115,711
Accumulated deficit	(15,251,119)	(13,949,896)

Total shareholders' equity	5,003,998	6,266,427

Total liabilities and shareholders' equity	$20,287,793	$20,939,015

3

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022

Revenues, net	$10,657,980	$10,314,563	$21,467,659	$21,928,304
Cost of sales	9,145,550	8,061,889	18,036,528	17,056,861
Gross profit	1,512,430	2,252,674	3,431,131	4,871,443

Sales and marketing expenses	773,309	704,102	1,463,609	1,441,780
General and administrative expenses	1,583,179	1,871,311	3,278,457	3,538,188

Loss from operations	(844,058)	(322,739)	(1,310,935)	(108,525)

Fair value adjustment of earnout consideration	–	–	(40,000)	–
Interest expense	26,781	30,864	54,739	63,691
Interest income	(856)	–	(856)	–
Other expense/(income), net	965	2,732	(23,595)	4,095
Loss before income taxes	(870,948)	(356,335)	(1,301,223)	(176,311)

Provision for income taxes	–	–	–	–

Net loss	$(870,948)	$(356,335)	$(1,301,223)	$(176,311)

Loss per share:
Basic	$(0.09)	$(0.04)	$(0.13)	$(0.02)
Diluted	$(0.09)	$(0.04)	$(0.13)	$(0.02)

Weighted average common shares outstanding:
Basic	10,061,185	10,061,185	10,061,185	10,061,185
Diluted	10,061,185	10,061,185	10,061,185	10,061,185

4